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                       [BAKER & HOSTETLER LLP LETTERHEAD]

                                   EXHIBIT 5.1

                              FORM OF LEGAL OPINION

                                ___________, 2000


BancFirst Ohio Corp.
422 Main Street
P.O. Box 4658
Zanesville, Ohio  43702

Gentlemen:

         We are familiar with your Articles of Incorporation, Code of Regulations and corporate proceedings. On this basis, we have made an examination as to:

         1. The organization of BancFirst Ohio Corp.;

         2. The legal sufficiency of all corporate proceedings of BancFirst Ohio Corp. in connection with the authorization and issuance of all presently outstanding and issued Common Stock of BancFirst Ohio Corp.; and

         3. The legal sufficiency of all corporate proceedings taken in connection with the authorization of the issuance of shares of Common Stock pursuant to an Agreement and Plan of Reorganization dated as of January 13, 2000 among BancFirst Ohio Corp., The First National Bank of Zanesville, Milton Federal Financial Corporation and Milton Federal Savings Bank and included in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with that Agreement.

          Based upon such examination, we are of the opinion that:

         1. BancFirst Ohio Corp. is a duly organized and validly existing corporation under the laws of the State of Ohio;

         2. BancFirst Ohio Corp. has taken all necessary and required corporate actions in connection with the issuance of Common Stock pursuant to the Agreement and Plan of Reorganization dated as of January 13, 2000 among BancFirst Ohio Corp., The First National Bank of Zanesville, Milton Federal Financial Corporation and Milton Federal Savings Bank, and when issued, those shares of Common Stock will be validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of BancFirst Ohio Corp. free of any preemptive rights.

         We hereby consent to the reference to our firm in the Registration Statement and the Prospectus as the attorneys who will pass upon legal matters in connection with the issuance of such shares of Common Stock and to the filing of this opinion as an exhibit to the Registration Statement. In providing this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.


                                              Very truly yours,

                                              BAKER & HOSTETLER, LLP